Filed Pursuant to Rule 424(b)(2)
Registration No. 333-293564 and
333-293564-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 19, 2026)

$1,400,000,000

Leidos, Inc.

$600,000,000 4.100% Notes due 2029

$800,000,000 5.000% Notes due 2036

Guaranteed by Leidos Holdings, Inc.

Leidos, Inc. is offering $600,000,000 aggregate principal amount of our 4.100% Notes due 2029 (the “2029 Notes”) and $800,000,000 aggregate principal amount of our 5.000% Notes due 2036 (the “2036 Notes” and, together with the 2029 Notes, the “Notes”). The 2029 Notes will bear interest at the rate of 4.100% per year and the 2036 Notes will bear interest at the rate of 5.000% per year. Interest will be payable on the Notes semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026. The 2029 Notes will mature on March 15, 2029 and the 2036 Notes will mature on March 15, 2036.

We may redeem some or all of the Notes of each series at any time prior to their maturity at the applicable redemption prices described under the heading “Description of the Notes and Related Guarantee—Optional Redemption” in this Prospectus Supplement. In addition, unless we have exercised our right to redeem a series of Notes, we will be required to make an offer to repurchase a series of Notes, at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the date of repurchase, upon the occurrence of a Change of Control Triggering Event (as defined herein) in respect of such series of Notes. See “Description of the Notes and Related Guarantee—Repurchase Upon Change of Control Triggering Event.”

We estimate that the net proceeds from this offering will be approximately $1,387 million after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds for this offering to fund a portion of the consideration payable in connection with the Entrust Acquisition (as defined herein) and the fees and expenses in connection therewith. Pending application of the proceeds to fund the consideration payable in connection with the Entrust Acquisition, we may temporarily use such funds for general corporate purposes or may invest such funds in short-term, liquid investments. The sale of the Notes is not conditioned upon the consummation of the Entrust Acquisition, which, if completed, will occur subsequent to the closing of the sale of the Notes.

If (i) the Entrust Acquisition is not consummated on or before the later of (x) August 14, 2026 (the “End Date”) and (y) the date that is five business days after any later date to which the End Date may be extended in the Acquisition Agreement (as defined herein) (such later date, the “Special Mandatory Redemption End Date”) or (ii) we notify the trustee under the indenture that we will not pursue the consummation of the Entrust Acquisition, then we will be required to redeem the Notes (the “Special Mandatory Redemption”), in whole, at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). The proceeds from the sale of the Notes will not be deposited into an escrow account pending completion of the Entrust Acquisition or any Special Mandatory Redemption, nor will we be required to grant any security interest or other lien on those proceeds to secure any redemption of the Notes. See “Description of Notes—Special Mandatory Redemption.”

Each series of Notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior indebtedness from time to time outstanding. The Notes will be fully and unconditionally guaranteed (the “guarantee”) by our direct parent, Leidos Holdings, Inc. (the “parent guarantor” or “Holdings”). The guarantee will be the senior unsecured obligation of Holdings. The Notes and related guarantee will be junior to our and the parent guarantor’s obligations under our and the parent guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness, and will be structurally subordinated to all obligations (including trade payables) of any of our and Holdings’ existing and future consolidated subsidiaries.

	Public Offering Price (1)	Underwriting Discounts	Proceeds, before expenses, to Leidos (1)
Per 2029 Note	99.936%	0.350%	99.586%
Total	$599,616,000	$2,100,000	$597,516,000
Per 2036 Note	99.678%	0.650%	99.028%
Total	$797,424,000	$5,200,000	$792,224,000

(1)	Plus accrued interest, if any, from March 2, 2026.

The Notes will not be listed on any securities exchange. Each series of Notes is a new issue of securities with no established trading market.

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company and its direct participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, on or about March 2, 2026, which is the seventh business day following the date of this Prospectus Supplement (such settlement being referred to as “T+7”). Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date. See “Underwriting” beginning on page S-38 of this Prospectus Supplement.

Investing in the Notes involves risks. You should consider the risk factors described under the heading “Risk Factors” beginning on page S-10 of this Prospectus Supplement and in the accompanying Prospectus or any documents incorporated by reference before buying the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citigroup	BofA Securities	MUFG
Goldman Sachs & Co. LLC	J.P. Morgan	PNC Capital Markets LLC
Scotiabank	SMBC Nikko	US Bancorp

Senior Co-Managers

BMO Capital Markets	Regions Securities LLC	TD Securities

February 19, 2026

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with different or additional information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or in any free writing prospectuses we have authorized for use with respect to this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. The information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or in any such free writing prospectus is current only as of the respective dates hereof or thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which contains specific information about the terms of this offering, including the specific amount, price and terms of the Notes. The second part is the accompanying Prospectus dated February 19, 2026. The accompanying Prospectus contains a general description of the securities Leidos and Holdings may offer, some of which may not apply to the Notes and Guarantee. You should carefully read both this Prospectus Supplement and the accompanying Prospectus together with additional information described under the heading “Where You Can Find More Information” in the accompanying Prospectus.

Unless we have indicated otherwise, references in this Prospectus Supplement to the “Company,” “we,” “us,” “our” and “Leidos” refer to Leidos, Inc. and its existing or future consolidated subsidiaries, and references to “Holdings” or the “parent guarantor” refer to Leidos Holdings, Inc. and its existing or future consolidated subsidiaries, including Leidos, Inc. Leidos Holdings, Inc., our direct parent, does not conduct any operations other than with respect to its 100% direct ownership of Leidos, Inc.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information Holdings has filed electronically with the SEC.

The SEC allows Holdings to “incorporate by reference” the information Holdings files with them, which means that Holdings can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement, and information that Holdings files later with the SEC will automatically update and supersede this information. Holdings incorporates by reference the documents listed below and all documents Holdings files pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Prospectus Supplement and prior to the termination of the offering under the Prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2026, filed with the SEC on February 17, 2026;

•	Current Report on Form 8-K, filed with the SEC on January 26, 2026 (excluding exhibits 99.1 and 99.2) and February 17, 2026; and

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2025, that are incorporated by reference into our annual report on Form 10-K for the fiscal year ended January 3, 2025.

You may request a copy of these filings at no cost, by writing or telephoning the office of Leidos Holdings, Inc., 1750 Presidents Street, Reston, Virginia 20190, Attention: Investor Relations Department, Telephone: (571) 526-6000.

Leidos and Holdings have filed with the SEC a Registration Statement on Form S-3 relating to the Notes and Guarantee covered by this Prospectus Supplement. This Prospectus Supplement is a part of the Registration Statement and does not contain all the information in the Registration Statement. Whenever a reference is made in this Prospectus Supplement to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement and the documents incorporated by reference herein at the SEC’s website at https://www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus, and the documents incorporated by reference herein contain forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are based on our management’s belief and assumptions about the future in light of information currently available to our management. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance or achievements. There are a number of important factors that could cause our actual results to differ materially from those results anticipated by our forward-looking statements, which include, but are not limited to:

•

developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, initiatives aimed at improving governmental efficiency, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession;

•	uncertainties in tax due to new tax legislation or other regulatory developments;

•	deterioration of economic conditions or weakening in credit or capital markets;

•	uncertainty in the consequences of current and future geopolitical events;

•	inflationary pressures and fluctuations in interest rates;

•	delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests;

•	changes in U.S. government procurement rules, regulations and practices, including its organizational conflict of interest rules;

•	changes in global trade policies, tariffs and other measures that could restrict international trade;

•	increased preference by the U.S. government for minority-owned, small and small disadvantaged businesses;

•	fluctuations in foreign currency exchange rates;

•	our compliance with various U.S. government and other government procurement rules and regulations;

•	governmental reviews, audits and investigations of our company;

•	our ability to effectively compete and win contracts with the U.S. government and other customers;

•	our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence;

•	our reliance on information technology spending by hospitals/healthcare organizations;

•	our reliance on infrastructure investments by industrial and natural resources organizations;

•	energy efficiency and alternative energy sourcing investments;

•	investments by U.S. government and commercial organizations in environmental impact and remediation projects;

•	the effects of an epidemic, pandemic or similar outbreak may have on our business, financial position, results of operations and/or cash flows;

•	our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees;

•	our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price (“FFP”) contracts and other contracts;

•	resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues;

•	cybersecurity, data security or other security threats, system failures or other disruptions of our business;

•

our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer, disposal and other processing, technology protection and personal information;

•	the damage and disruption to our business resulting from natural disasters and the effects of climate change;

•	our ability to effectively acquire businesses and make investments;

•	our ability to manage risks associated with our joint ventures, including those in which we are a minority owner and do not operate the assets;

•	our ability to maintain relationships with prime contractors, subcontractors and joint venture partners;

•	our ability to manage performance and other risks related to customer contracts;

•	the failure of our inspection or detection systems to detect threats;

•

the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks;

•	our ability to manage risks associated with our international business;

•	our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations;

•	our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights;

•	our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights;

•	our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements;

•

our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects;

•	our ability to successfully integrate acquired businesses;

•	our ability to complete the Entrust Acquisition or successfully integrate ENTRUST (as defined herein) to achieve the expected benefits of the Entrust Acquisition; and

•	our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.

A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of Holdings’ Annual Report on Form 10-K for the fiscal year ended January 2, 2026, incorporated by reference herein, and as may be included from time to time in our reports filed with the SEC. We caution you that the important factors referenced above may not contain all of the factors that are important to you. For the reasons described above, we caution you against relying on any forward-looking statements.

Our forward-looking statements speak only as of the date of this Prospectus Supplement or as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY

The following summary highlights information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. It may not contain all of the information that you should consider before investing in the Notes. You should carefully read this entire Prospectus Supplement, as well as the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

The Company

Leidos Holdings, Inc., a Delaware corporation, is a holding company whose direct 100%-owned subsidiary and principal operating company is Leidos, Inc. We are an industry and technology leader serving government and commercial customers with smarter, more efficient digital and mission innovations. Headquartered in Reston, Virginia, with 47,000 global employees, we pursue strategic growth across five pillars: space and maritime; energy infrastructure; digital modernization and cyber; mission software; and managed health services. Our customers include the U.S. Department of War, the U.S. Intelligence Community, the U.S. Department of Homeland Security, the Federal Aviation Administration, the Department of Veterans Affairs, National Aeronautics and Space Administration and many other U.S. civilian, state and local government agencies, foreign government agencies and commercial businesses. By leveraging expertise in multiple disciplines, tailoring our services and solutions to the particular needs of our targeted markets and using advanced analytics, we work to securely deliver services and solutions that not only meet customers’ current goals, but also support their future missions.

Our principal executive offices are located at 1750 Presidents Street, Reston, Virginia 20190 and our telephone number is (571) 526-6000. Our website address is www.leidos.com. Information contained on our website does not constitute part of this prospectus supplement.

Recent Developments

Entrust Acquisition

On January 26, 2026, we announced that we entered into a definitive agreement to acquire KENE Parent, Inc., a Delaware corporation (“ENTRUST”), for a purchase price of approximately $2.4 billion in cash, subject to certain adjustments (the “Entrust Acquisition”). We expect to fund the Entrust Acquisition through a combination of new debt, cash on hand and commercial paper. The Entrust Acquisition is expected to close by the end of the second quarter of 2026, subject to customary closing conditions, including receipt of regulatory approvals. The sale of the Notes is not conditioned upon the consummation of the Entrust Acquisition, which, if completed, will occur subsequent to the closing of the sale of the Notes.

If (i) the Entrust Acquisition is not consummated on or before the Special Mandatory Redemption End Date or (ii) we notify the trustee under the indenture that we will not pursue the consummation of the Entrust Acquisition, then we will be required to redeem the Notes, in whole, at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.” The proceeds from this offering will not be deposited into an escrow account pending completion of the Entrust Acquisition.

There can be no assurance that we will be able to consummate the Entrust Acquisition and the related transactions on a timely basis, on the terms described herein, or at all.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the Notes, you should carefully read this entire Prospectus Supplement, as well as the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

Issuer	Leidos, Inc.

Guarantor	Leidos Holdings, Inc.

Notes Offered	$600,000,000 aggregate principal amount of 4.100% Notes due 2029 (the “2029 Notes”).

$800,000,000 aggregate principal amount of 5.000% Notes due 2036 (the “2036 Notes” and, together with the 2029 Notes, the “Notes”).

Maturity Date	The 2029 Notes will mature on March 15, 2029. The 2036 Notes will mature on March 15, 2036.

Original Issue Date	March 2, 2026.

Interest Rate	The 2029 Notes will bear interest at 4.100% per annum. The 2036 Notes will bear interest at 5.000% per annum.

Interest Payment Dates	Interest will accrue on the Notes from March 2, 2026 and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026.

Guarantee	Leidos Holdings, Inc., Leidos’ parent company (the “parent guarantor” or “Holdings”), will fully and unconditionally guarantee the Notes (the “guarantee”), including the payment of principal, premium, if any, and interest. The guarantee will rank equally in right of payment with all other general unsubordinated obligations of the parent guarantor. The guarantee will be effectively junior to secured indebtedness of the parent guarantor to the extent of the assets securing such indebtedness. As of January 2, 2026, Holdings had approximately $4.6 billion of total indebtedness on a consolidated basis, all of which is currently unsecured and unsubordinated, and substantially all of which are obligations of Leidos. Also, as of January 2, 2026, Holdings had approximately $8.5 billion of total liabilities on a consolidated basis.

Priority	The Notes will be our senior unsecured obligations. The Notes and related guarantee will rank equally in right of payment with all of the existing and future senior indebtedness of Leidos and the parent guarantor from time to time outstanding. The Notes and related guarantee will be structurally subordinated to all obligations (including trade payables) of any of our existing and future subsidiaries.

Form and Denominations	The Notes of each series will be issued in the form of one or more fully registered global securities, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These Global Notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC. Except in the limited circumstances described under “Description of the Notes and Related Guarantee—Depository Procedures,” Notes in certificated form will not be issued or exchanged for interests in global securities.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $1,387 million after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds for this offering to fund a portion of the consideration payable in connection with the Entrust Acquisition and the fees and expenses in connection therewith. Pending application of the proceeds to fund the consideration payable in connection with the Entrust Acquisition, we may temporarily use such funds for general corporate purposes or may invest such funds in short-term, liquid investments. The sale of the Notes is not conditioned upon the consummation of the Entrust Acquisition, which, if completed, will occur subsequent to the closing of the sale of the Notes.

Further Issuances	We may create and issue further notes of each series ranking equally and ratably with the Notes of the applicable series offered by this Prospectus Supplement in all respects, so that such further notes and related guarantee will be consolidated and form a single series with the Notes of the applicable series and related guarantee offered by this Prospectus Supplement. These additional notes would be guaranteed by the parent guarantor on the same basis as the Notes.

Optional Redemption	Prior to February 15, 2029 (one month prior to the maturity date of the 2029 Notes) in the case of the 2029 Notes and prior to

December 15, 2035 (three months prior to the maturity date of the 2036 Notes) in the case of the 2036 Notes (each such date a “Par Call Date”), we may redeem the Notes of the applicable series, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of the applicable series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 10 basis points in the case of the 2029 Notes, and 15 basis points in the case of the 2036 Notes less (b) interest accrued to the applicable date of redemption; and

(ii) 100% of the principal amount of the Notes of the applicable series to be redeemed;

plus, in either case, accrued and unpaid interest, if any, to the applicable redemption date.

In addition, we may redeem the Notes on or after February 15, 2029 in the case of the 2029 Notes and December 15, 2035 in the case of the 2036 Notes, at a redemption price equal to 100% of the principal amount of the redeemed Notes of the applicable series plus accrued and unpaid interest, if any, to the applicable redemption date.

Special Mandatory Redemption	If (i) the Entrust Acquisition is not consummated on or before the Special Mandatory Redemption End Date or (ii) we notify the trustee under the indenture that we will not pursue the consummation of the Entrust Acquisition, then we will be required to redeem the Notes, in whole, at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The proceeds from this offering of the Notes will not be deposited into an escrow account pending completion of the Entrust Acquisition or any Special Mandatory Redemption, nor will we be required to grant any security interest or other lien on those proceeds to secure any redemption of the Notes.

Repurchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event in respect of a series of Notes, unless we have exercised our right to redeem such series of Notes, we will be required to make an offer to purchase such series of Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. See “Description of the Notes and Related Guarantee—Repurchase Upon Change of Control Triggering Event.”

Trading	The Notes of each series are a new issue of securities with no established trading markets. We do not intend to apply for listing of the Notes on any securities exchange. The underwriters have advised us that they currently intend to make a market in the Notes of each series, but they are not obligated to do so and may, in their sole discretion, discontinue market-making at any time without notice. See “Underwriting” in this Prospectus Supplement for more information about possible market-making by the underwriters.

Governing Law	The Notes and the related indenture will be governed by the laws of the State of New York.

Trustee	Citibank, N.A.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-10 of this Prospectus Supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the Notes offered hereby.

RISK FACTORS

Before investing in the Notes, you should consider carefully the information under “Risk Factors” included in Part I, Item 1A of Holdings’ Annual Report on Form 10-K for the fiscal year ended January 2, 2026, which is incorporated by reference in this Prospectus Supplement, and the following factors, as well as the other information included and/or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Each of the risks described in Holdings’ Annual Report on Form 10-K for the fiscal year ended January 2, 2026 and below could result in a decrease in the value of the Notes and your investment therein. Although we discuss certain factors below, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect the value of the Notes and your investment therein.

Risks Relating to the Offering

The Notes are the unsecured obligations of Leidos and not obligations of its subsidiaries and will be structurally subordinated to the claims of the creditors of its subsidiaries. Structural subordination increases the risk that Leidos will be unable to meet its obligations on the Notes when they mature.

Other than pursuant to the guarantee of Leidos Holdings, Inc., the parent guarantor, the Notes are exclusively the obligations of Leidos and are not obligations of its subsidiaries. A substantial portion of Leidos’ operations is conducted through its subsidiaries. As a result, Leidos’ cash flow and ability to service its debt including the Notes, depend upon the earnings of its subsidiaries and the distribution to it of earnings, loans or other payments by its subsidiaries.

Leidos’ subsidiaries are separate and distinct legal entities. Certain of Leidos’ subsidiaries guarantee Leidos’ existing credit facilities, however no subsidiary has guaranteed the Notes, and its subsidiaries are under no obligation to pay any amounts due on the Notes or to provide Leidos with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Any payments to Leidos by its subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations and may be subject to legal and contractual restrictions. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from those subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. As of January 2, 2026, Holdings had approximately $4.6 billion of total indebtedness on a consolidated basis, all of which is currently unsecured and unsubordinated, and substantially all of which are obligations of Leidos. Also, as of January 2, 2026, Holdings had approximately $8.5 billion of total liabilities on a consolidated basis.

Leidos’ right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including senior and subordinated debt holders and bank and trade creditors. In addition, even if Leidos were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Leidos.

The Notes and related guarantee will be subject to the prior claims of any future secured creditors.

The Notes and related guarantee are unsecured obligations and, accordingly, the Notes will be effectively junior to the extent Leidos, Holdings or any of our subsidiaries have or will obtain secured borrowings. The indenture governing the Notes does not limit the amount of additional debt that Leidos or its subsidiaries may incur, permits Leidos to incur secured debt under specified circumstances and permits Leidos’ subsidiaries to incur secured debt without restriction. If Leidos or Holdings incurs additional secured debt, the assets securing any such indebtedness will be subject to prior claims by such secured creditors. In the event of Leidos’ and

Holdings’ bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the Notes, the assets of Leidos and Holdings that secure other indebtedness will be available to pay obligations on the Notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of Leidos’ and Holdings’ respective other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the Notes then outstanding would remain unpaid.

Holdings’ guarantee provides little, if any, additional credit support for the Notes.

Holdings is a holding company whose only material asset is the capital stock of Leidos. Holdings’ sole source of operating income and cash flow is currently derived from Leidos. Accordingly, Holdings is dependent upon the earnings and cash flows of, and cash distributions, dividends and other payments from, Leidos to provide the funds necessary to meet its obligations under its guarantee. As a result, Holdings’ guarantee provides little, if any, additional credit support for the Notes.

The indenture governing the Notes and related guarantee contains negative covenants. The limitation on liens and sale and leaseback covenants do not apply to Leidos’ subsidiaries and contain exceptions that would allow Leidos, the parent guarantor and its subsidiaries to grant liens or security interests with respect to their assets, rendering the holders of the Notes structurally or contractually subordinated to new lenders. The indenture governing the Notes does not contain any financial covenants.

The indenture governing the Notes and related guarantee contains negative covenants. The limitation on liens and sale and leaseback covenants apply to Leidos and the parent guarantor, but not to any of Leidos’ subsidiaries. As a result, Leidos’ subsidiaries will not be restricted under the indenture from granting liens or security interests with respect to all or any of their assets without having to provide similar liens or security to the holders of the Notes, or from entering into sale and leaseback transactions. Exceptions to the definition of “permitted lien” within the limitation on liens covenant would allow Leidos and the parent guarantor to borrow substantial additional amounts and to grant liens or security interests in connection with those borrowings. The indenture governing the Notes does not contain any financial covenants.

Increased leverage may harm our financial condition and results of operations.

As of January 2, 2026, Holdings had approximately $4.6 billion of total indebtedness on a consolidated basis, all of which is currently unsecured and unsubordinated, and substantially all of which are obligations of Leidos. Also, as of January 2, 2026, Holdings had approximately $8.5 billion of total liabilities on a consolidated basis.

Leidos and its subsidiaries may incur additional indebtedness in the future, and the Notes do not restrict future incurrence of indebtedness. Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the Notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating and investment expenditures.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The provisions of the Notes will not necessarily protect you in the event of certain highly leveraged transactions.

Upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, you will have the right to require Leidos to repurchase the Notes of such series as provided in the applicable indenture governing, and on the terms set forth in, such Notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by Leidos generally will not constitute a Change of Control (as defined in “Description of the Notes and Related Guarantee”) that would potentially lead to a Change of Control Triggering Event. As a result, Leidos could enter into any such transaction even though the transaction could increase the total amount of its outstanding indebtedness, adversely affect its capital structure or credit rating or otherwise adversely affect the holders of the Notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the Notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this Prospectus Supplement. If any such transaction were to occur, the value of your Notes could decline.

We may not be able to repurchase all of the Notes upon a Change of Control Triggering Event, which would result in a default under the Notes.

Leidos will be required to offer to repurchase the Notes of a series upon the occurrence of a Change of Control Triggering Event with respect to such series as provided in the applicable indenture governing such Notes. However, Leidos may not have sufficient funds to repurchase the Notes in cash at such time. In addition, Leidos’ ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to its indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such other indebtedness. Leidos’ failure to make such a repurchase would result in a default under your Notes.

Ratings of the Notes may change and affect the market price and marketability of the Notes.

The long-term debt of Leidos and Holdings is subject to periodic review by independent credit rating agencies. Such ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Notes. In addition, any decline in the ratings of the Notes may make it more difficult for us to raise capital on acceptable terms.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, Notes bearing interest at a fixed rate decline in value. Consequently, if you purchase any of the Notes and market interest rates increase, the market values of such Notes may decline. We cannot predict the future level of market interest rates.

Active trading markets for the Notes may not develop.

There are currently no public markets for the Notes, and we do not currently plan to list the Notes on any national securities exchange or include the Notes in any automated quotation system. In addition, the liquidity of any trading markets in the Notes, and the market prices quoted for the Notes, may be adversely affected by changes in the overall market for these Notes, prevailing interest rates, ratings assigned to the Notes, time remaining to the maturity of the Notes, outstanding amount of the Notes, the markets for similar securities, prospects for other companies in our industry and changes in our consolidated financial condition, results of operations or prospects. Liquid trading markets in the Notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the Notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the Notes and Related Guarantee—Optional Redemption,” we have the right to redeem the Notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

If the Entrust Acquisition is not completed on or before the Special Mandatory Redemption End Date or we notify the trustee under the indenture that we will not pursue the consummation of the Entrust Acquisition, we will be required to redeem the Notes. If this occurs, you may realize a lower return on your investment than if the Notes had been held through maturity.

If (i) the Entrust Acquisition is not consummated on or before the Special Mandatory Redemption End Date or (ii) we notify the trustee under the indenture that we will not pursue the consummation of the Entrust Acquisition, then we will be required to redeem the Notes, in whole, at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The proceeds from this offering of the Notes will not be deposited into an escrow account pending completion of the Entrust Acquisition or any Special Mandatory Redemption, nor will we be required to grant any security interest or other lien on those proceeds to secure any redemption of the Notes. If we are required to redeem the Notes, the ability to pay the redemption price may be limited by our financial resources at the time. In addition, whether or not a Special Mandatory Redemption of the Notes is ultimately triggered, the existence of these redemption provisions may adversely affect the trading prices of the Notes until such time, if any, as the Entrust Acquisition is consummated.

If we redeem the Notes pursuant to the special mandatory redemption provisions, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

We will not be required to redeem the Notes pursuant to the Special Mandatory Redemption as long as the Entrust Acquisition closes on or before the Special Mandatory Redemption End Date, even if between the closing of this offering and the closing of the Entrust Acquisition we experience any changes (including any material changes) in our business or financial condition.

Risks Related to the Entrust Acquisition

Our pending acquisition of ENTRUST subjects us to various risks and uncertainties.

If we are successful in completing the Entrust Acquisition, we will be subject to additional risks, including the following: we may fail to realize the synergies and other benefits we expect from the Entrust Acquisition; any debt financing (including the Notes offered hereby) and cash on hand used to fund the Entrust Acquisition may have an adverse effect on our liquidity, limit our flexibility in responding to other business opportunities, and increase our vulnerability to adverse economic and industry conditions; we may fail to retain key personnel of the acquired businesses; future developments may impair the value of our purchased goodwill or intangible assets; we may face difficulties establishing, appropriately integrating or combining operations and systems; we may encounter unforeseen internal control, regulatory, or compliance issues, including with respect to physician office management; and we may face other additional risks relating to regulatory matters, legal proceedings and tax laws or positions.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1,387 million after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds for this offering to fund a portion of the consideration payable in connection with the Entrust Acquisition and the fees and expenses in connection therewith. Pending application of the proceeds to fund the consideration payable in connection with the Entrust Acquisition, we may temporarily use such funds for general corporate purposes or may invest such funds in short-term, liquid investments. The sale of the Notes is not conditioned upon the consummation of the Entrust Acquisition, which, if completed, will occur subsequent to the closing of the sale of the Notes.

If (i) the Entrust Acquisition is not consummated on or before the Special Mandatory Redemption End Date or (ii) we notify the trustee under the indenture that we will not pursue the consummation of the Entrust Acquisition, then we will be required to redeem the Notes, in whole, at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.” The proceeds from this offering of the Notes will not be deposited into an escrow account pending completion of the Entrust Acquisition or any Special Mandatory Redemption, nor will we be required to grant any security interest or other lien on those proceeds to secure any redemption of the Notes.

CAPITALIZATION

The following table sets forth a summary of Holdings’ consolidated cash and cash equivalents and capitalization as of January 2, 2026, as adjusted to give effect to the sale of the Notes offered hereby but not the use of net proceeds from this offering. This table should be read in conjunction with Holdings’ consolidated financial statements incorporated by reference in this Prospectus Supplement. See “Use of Proceeds.”

	January 2, 2026
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,108	$2,508

Long-term debt:
4.100% Notes due 2029 offered hereby	—	600
5.000% Notes due 2036 offered hereby	—	800

Senior unsecured term loan:
Term loan, due March 2028	500	500

Senior unsecured notes:
$750 million notes, due May 2030	750	750

$1,000 million notes, due February 2031	1,000	1,000

$500 million notes, due March 2032	500	500

$250 million notes, due July 2032	250	250

$750 million notes, due March 2033	750	750

$300 million notes, due July 2033	161	161

$500 million notes, due March 2035	500	500

$300 million notes, due December 2040	218	218

Finance leases due on various dates through fiscal 2032	54	54

Less: unamortized debt discounts and deferred debt issuance costs	(35)	(35)

Total long-term debt, including amount due within one year	$4,648	$6,048

Stockholders’ equity:
Common stock, $.0001 par value, 500,000,000 shares authorized, 126,380,657 shares issued and outstanding at January 2, 2026	$—	$—
Additional paid-in capital	319	319
Retained earnings	4,647	4,647
Accumulated other comprehensive loss	(50)	(50)

Total Holdings stockholders’ equity	4,916	4,916
Non-controlling interest	46	46

Total capitalization	$9,610	$11,010

DESCRIPTION OF THE NOTES AND RELATED GUARANTEE

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, a form of which is available upon request from us. In this “Description of the Notes and Related Guarantee” section, references to “Leidos,” “we,” “our” or “us” refer to Leidos, Inc. and references to the “parent guarantor” refer to Leidos Holdings, Inc.

General

The 2029 Notes will initially be limited to $600,000,000 aggregate principal amount and will mature on March 15, 2029. The 2036 Notes will initially be limited to $800,000,000 aggregate principal amount and will mature on March 15, 2036. The Notes of each series will be issued in book-entry form only, in denominations of $2,000 and multiples of $1,000 thereafter. Interest on the Notes will accrue from March 2, 2026, at the rate per annum shown on the cover of this Prospectus Supplement. Interest on the Notes will be payable semiannually on March 15 and September 15, commencing on September 15, 2026, to the persons in whose names the Notes are registered at the close of business on the preceding March 1 or September 1, as the case may be. Interest on the Notes will be paid to but excluding the relevant interest payment date. Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Notes will be issued under an indenture dated October 8, 2020, by and between Leidos, the parent guarantor and Citibank, N.A., as may be further supplemented from time to time. Citibank, N.A. is the trustee for any and all securities issued under the indenture, as may be amended or supplemented from time to time, including the Notes, and is referred to herein as the “trustee.”

The indenture does not limit the ability of Leidos or the parent guarantor to incur additional indebtedness. The Notes will be the senior unsecured obligations of Leidos and will rank pari passu with its other senior indebtedness outstanding from time to time. The Notes will be fully unconditionally guaranteed (the “guarantee”) by Leidos’ direct parent, Leidos Holdings, Inc. (the “parent guarantor”). The guarantee will be the senior unsecured obligation of the parent guarantor. The Notes and the related guarantee will be structurally subordinated to all indebtedness and liabilities (including trade payables and preferred stock obligations) of Leidos’ subsidiaries and will be effectively junior to the secured indebtedness of Leidos and the parent guarantor, if any, to the extent of the assets securing such secured indebtedness. As of January 2, 2026, the parent guarantor had approximately $4.6 billion of total indebtedness on a consolidated basis, all of which is currently unsecured and unsubordinated, and substantially all of which are obligations of Leidos.

On an as-adjusted basis after giving effect to this offering and the application of the net proceeds thereof, as more fully described in “Use of Proceeds” in this Prospectus Supplement, as of January 2, 2026:

•

the parent guarantor would have had approximately $6,048 million of total indebtedness on a consolidated basis (including the Notes), all of which would constitute senior unsecured indebtedness, and substantially all of which would be obligations of Leidos;

•	the parent guarantor would have had approximately $9,931 million of total liabilities on a consolidated basis; and

•	neither the parent guarantor nor Leidos would have had any secured indebtedness to which the Notes would have been effectively junior.

Guarantee

Leidos Holdings, Inc., the parent guarantor, will fully and unconditionally guarantee, on an unsubordinated basis, Leidos’ obligations under the Notes and all obligations under the indenture. The guarantee will rank equally with all senior indebtedness of the parent guarantor and will be senior in right of payment to all existing and future subordinated obligations of the parent guarantor. The guarantee will be subject to the prior rights of the holders of any secured indebtedness of the parent guarantor to the extent of the assets securing such indebtedness.

Issuance of Additional Notes

Leidos may, without the consent of the holders, increase the principal amount of the Notes of each series by issuing additional Notes of such series (and related guarantee) in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes of such series. Under the indenture, each series of Notes and any additional Notes of such series (and related guarantee) Leidos may issue will be treated as a single series for all purposes under the indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders (except that, if the additional notes are not fungible with the Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number and ISIN number).

Leidos also may, without the consent of the holders, issue other series of debt securities under the indenture in the future on terms and conditions different from the series of Notes offered hereby.

Optional Redemption

Prior to February 15, 2029 (one month prior to the maturity date of the 2029 Notes) and prior to December 15, 2035 (three months prior to the maturity date of the 2036 Notes) (each such date a “Par Call Date”), Leidos may redeem the Notes of the applicable series at its option, in whole or in part at any time, or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of the applicable series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 10 basis points in the case of the 2029 Notes and plus 15 basis points in the case of the 2036 Notes and less (b) interest accrued to the date of redemption; and

(ii)	100% of the principal amount of the Notes of the applicable series to be redeemed; and

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, Leidos may redeem the Notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of the applicable series being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by Leidos in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Leidos after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate,

Leidos shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, Leidos shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, Leidos shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Leidos shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The trustee shall have no obligation to calculate or verify the redemption price on the Notes.

Leidos’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes of the applicable series to be redeemed (with a copy to the trustee), except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state any conditions applicable to the redemption and the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, Euroclear, Clearstream (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless Leidos defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of Notes, unless we have exercised our right to redeem such series of Notes as described above, we will be required to make an offer to each holder of such series of Notes to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any Notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred with respect to a series of Notes or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the Notes as described under “—Optional Redemption,” we will deliver a notice (a “Change of Control Offer”) to each holder of such series of Notes with a copy to the trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase the Notes on the date specified in the notice, which date will be no earlier than 10 days nor later than 60 days from the date such notice is delivered (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions of the Notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The paying agent will promptly deliver to each holder of Notes so tendered the payment for such Notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

Except as described above with respect to a Change of Control Triggering Event, the indenture and the Notes do not contain provisions that permit the holders to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the purchase of Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the applicable Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.

Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Repurchase Exercise Notice Upon a Change of Control” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer with respect to a series of Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

In addition, we will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

If holders of not less than 95% in aggregate principal amount of the outstanding Notes of a series validly tender and do not withdraw such Notes in a Change of Control Offer and we, or any third-party making a Change of Control Offer in lieu of us, as described above, purchases all of the Notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.

For purposes of the Change of Control Offer provisions of the Notes, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the parent guarantor’s or our assets and the assets of its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the parent guarantor’s outstanding Voting Stock, measured by voting power rather than number of shares; or

(c) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the parent guarantor becomes a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the parent guarantor’s Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Ratings Event” means the rating on the applicable series of Notes is lowered by each of the Rating Agencies and such Notes are rated below an Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of such series of Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event). If any Rating Agency that provided a rating of the Notes on the day immediately prior to the beginning of such 60-day period (or extension thereof) is not providing a rating of such Notes at the end of such 60-day period (or extension thereof) for any reason, such 60-day period (or extension thereof) shall be extended an additional 30 days and, if the Company has not selected a replacement Rating Agency on or before the end of such 30-day period, then such Rating Agency shall be deemed to have lowered its rating of such Notes at the end of such 30-day period to be below an Investment Grade Rating. The trustee shall have no obligation to monitor ratings on the Notes.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and its successors. “Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

No Sinking Fund

The Notes will not be entitled to any sinking fund.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the Notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our or the trustee’s agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for certificated notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Special Mandatory Redemption

If (i) the Entrust Acquisition is not consummated on or before the later of (x) August 14, 2026 (the “End Date”) and (y) the date that is five business days after any later date to which the End Date may be extended in the Acquisition Agreement (such later date, the “Special Mandatory Redemption End Date”) or (ii) we notify the trustee under the indenture that we will not pursue the consummation of the Entrust Acquisition (the earlier of the date of delivery of such notice described in this clause (ii) and the Special Mandatory Redemption End Date, a “Special Mandatory Redemption Trigger”), then we will be required to redeem the Notes (the “Special Mandatory Redemption”), in whole, at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein) (subject to the right of holders of the Notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the Special Mandatory Redemption Date) (the “Special Mandatory Redemption Price”). Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Notes to be redeemed.

In the event that we become obligated to redeem the Notes pursuant to the Special Mandatory Redemption, we will promptly, and in any event not more than five business days after the Special Mandatory Redemption Trigger, deliver notice to the trustee of the Special Mandatory Redemption and the date upon which the Notes will be redeemed (the “Special Mandatory Redemption Date”), which date shall be no later than the tenth business day following the date of such notice unless some longer minimum period may be required by DTC (or any successor depositary), together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of Notes. The trustee will then promptly mail or deliver electronically if such Notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered holder of the Notes to be redeemed at its registered address.

On or before the Special Mandatory Redemption Date, we will pay to a paying agent for payment to each holder of the Notes the Special Mandatory Redemption Price.

Failure to make the Special Mandatory Redemption, if required in accordance with the terms described above, will constitute an event of default with respect to the Notes.

The proceeds from this offering of the Notes will not be deposited into an escrow account pending completion of the Entrust Acquisition or any Special Mandatory Redemption, nor will we be required to grant any security interest or other lien on those proceeds to secure any redemption of the Notes.

Upon the consummation of the Entrust Acquisition, the foregoing provisions regarding Special Mandatory Redemption will cease to apply.

For purposes of the foregoing discussion, the following definitions apply:

“Entrust Acquisition” means the proposed acquisition of all of the issued and outstanding shares of capital stock of KENE Parent, Inc. pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement, dated January 23, 2026, by and among Leidos, Inc., a wholly-owned subsidiary of Leidos Holdings, Inc., KENE Holdings, L.P. and KENE Parent, Inc., as may be amended or modified or any provision thereof waived.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the Notes, here are some examples of what we mean:

(1) default in paying interest on a series of Notes when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, or sinking fund installment, if any, on a series of Notes when due;

(3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or notice from the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4) failure to make the Special Mandatory Redemption, if required in accordance with the terms described above;

(5) the parent guarantee is not (or is claimed by the parent guarantor not to be) in full force and effect; and

(6) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us, the parent guarantor or any material subsidiary has occurred.

If an Event of Default (other than an Event of Default specified in clause (6) with respect to us or the parent guarantor) under the indenture occurs with respect to a series of Notes and is continuing, then the trustee may by notice to Leidos or the holders of at least 25% in aggregate principal amount of the outstanding Notes of such series, may by written notice to us and the trustee, require us to repay immediately the entire principal amount of all of the outstanding Notes of such series, together with all applicable accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (6) with respect to us, the parent guarantor or any material subsidiary occurs and is continuing, then the entire principal amount of the outstanding Notes the applicable series will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (6) described above, the holders of a majority in aggregate principal amount of the outstanding Notes of the applicable series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on such series Notes that have become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding Notes of the applicable series also have the right to waive past defaults with respect to such series, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of such securities.

Holders of at least 25% in aggregate principal amount of all of the outstanding Notes of the applicable series may seek to institute a proceeding only after they have made written request, and offered such indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to institute a proceeding within 60 days after it received this notice and offer of indemnity. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of all of the outstanding Notes of the applicable series affected. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default of which a responsible officer of the trustee has actual knowledge or has received written notice from us or any holder of the Notes of the applicable series, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. The trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee such security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in aggregate principal amount of all of the outstanding Notes of the applicable series affected (voting together as a single class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 45 days after it has actual knowledge that an Event of Default has occurred, give notice of the default to the holders of all of the Notes of the applicable series affected, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Covenants

Principal and Interest

We covenant to pay the principal of and interest on the Notes when due and in the manner provided in the indenture.

Consolidation, Merger or Sale of Assets

Neither we nor the parent guarantor will consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we (or the parent guarantor, as applicable) will be the continuing person or, if we are not the continuing person (or the parent guarantor is not the continuing person, as applicable) the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States, any state thereof, or the District of Columbia;

•

the surviving entity (if not us or the parent guarantor, as applicable) will expressly assume all of our obligations under the Notes and the indenture (or the obligations of the parent guarantor, as the case may be), and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default or Event of Default has occurred and is continuing; and

•

we, the parent guarantor or the surviving entity, as applicable, will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third bullet are not applicable to:

•

the merger or consolidation of us or the parent guarantor with an affiliate, if our board of directors, or the board of directors of the parent guarantor, determines in good faith that the purpose of such transaction is principally to change the state of incorporation or convert one form of organization to another form; or

•

the merger of us or the parent guarantor with or into a single direct or indirect wholly owned subsidiary pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our or its state of incorporation).

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all our assets (or the parent guarantor’s assets, as applicable) occurs in accordance with the indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours (or the parent guarantor’s) under the indenture with the same effect as if such successor person had been named in our (or the parent guarantor’s) place in the indenture. We will, or the parent guarantor will, as applicable (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any Notes (or guarantee, as applicable) issued thereunder.

Negative Covenants

In addition to the covenants set forth above, the following additional covenants shall apply to the Notes and related guarantee, and to other debt securities and guarantees issued under the indenture (unless otherwise provided pursuant to a board resolution and set forth in an officer’s certificate or a supplemental indenture). These covenants do not limit our ability or the ability of the parent guarantor to incur indebtedness and apply only to us and the parent guarantor.

Limitation on Liens

With respect to the Notes, neither we nor the parent guarantor will create or incur any Lien on any of such person’s Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of such person’s Indebtedness, without effectively providing that such Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the closing date of the offering of the Notes;

(2) Liens granted after the closing date of the offering of Notes, created in favor of the holders of such Notes

(3) Liens securing our or the parent guarantor’s Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(4) Permitted Liens.

Notwithstanding the foregoing, we and the parent guarantor may, without securing the Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, the parent guarantor’s Aggregate Debt does not exceed 15% of its Consolidated Net Worth calculated as of the date of the creation or incurrence of any such Liens.

Limitation on Sale and Lease-Back Transactions

With respect to the Notes, neither we nor the parent guarantor will enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the closing date of the offering of the Notes;

(2) such transaction was for the sale and leasing back to us or the parent guarantor of any Property by one of our Subsidiaries;

(3) such transaction was for the sale and leasing back to us or the parent guarantor of any Property by any domestic or foreign government agency in connection with pollution control, industrial revenue, private activity bonds or similar financing;

(4) such transaction involves a lease for less than three years;

(5) we or the parent guarantor, as applicable, would be entitled to incur Indebtedness secured by a mortgage on the Property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing such Notes pursuant to the first paragraph of “—Limitation on Liens” above; or

(6) we or the parent guarantor, as applicable, apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of the Notes or our or the parent guarantor’s other long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we or the parent guarantor may deliver the Notes to the trustee therefor for cancellation, such Notes to be credited at the cost thereof to us or the parent guarantor.

Notwithstanding the foregoing, we and the parent guarantor may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto and at the time of determination, the parent guarantor’s Aggregate Debt does not exceed 15% of its Consolidated Net Worth calculated as of the closing date of the sale and lease-back transaction.

Existence

Except as permitted under “—Consolidation, Merger and Sale of Assets,” the indenture requires us and the parent guarantor to do or cause to be done all things necessary to preserve and keep in full force and effect our respective existence, rights and franchises; provided, however, that neither we nor the parent guarantor shall be required to preserve any right or franchise if we determine that their preservation is no longer desirable in the conduct of business.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Aggregate Debt” means the sum of the following, calculated as of the date of determination in accordance with GAAP:

(1) the aggregate amount of such Person’s Indebtedness incurred after the closing date of the offering of the Notes, and secured by Liens not permitted by the first sentence under “—Limitation on Liens”; and

(2) the aggregate amount of such Person’s Attributable Liens in respect of sale and lease-back transactions entered into after the closing date of the offering of the Notes pursuant to the second paragraph of “— Limitation on Sale and Lease-Back Transactions.”

“Attributable Liens” means, in connection with a sale and lease-back transaction, the lesser of:

(1) the fair market value of the assets subject to such transaction (as determined in good faith by our board of directors); and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding Notes issued under the indenture (which may include debt securities in addition to the Notes offered hereby) determined on a weighted average basis and compounded semiannually) of the obligations of the lessee for rental payments during the term of the related lease.

“Consolidated Net Worth” means, as of any date of determination and with respect to any Person, the Stockholders’ Equity of such Person and its Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Finance Lease” means any Indebtedness represented by a lease obligation that is required to be recorded as a finance lease in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in equity prices.

“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) the Indebtedness of any other Persons to the extent guaranteed by such Person and (e) all obligations of such Person to pay the deferred and unpaid purchase price of any Property (including pursuant to Finance Leases), but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business; but only, for each of clause (a) through (e), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet). Notwithstanding the foregoing, in no event shall the term “Indebtedness” be deemed to include letters of credit that secure performance, bonds that secure performance, surety bonds or similar instruments that are issued in the ordinary course of business.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

(1) Liens on any of our assets or any assets of the parent guarantor, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Finance Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or the parent guarantor of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(4) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities;

(5) Liens in our favor or in favor of the parent guarantor;

(6) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we or the parent guarantor are a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(7) Liens securing the performance of statutory obligations or bids, surety, appeal or customs bonds, standby letters of credit, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of our business or in the ordinary course of the parent guarantor’s business;

(8) Liens securing Indebtedness owing by us or the parent guarantor to a Subsidiary (provided that, upon either (a) the transfer or other disposition of any Indebtedness secured by such Lien to a Person other than another Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of more than a majority of the capital stock of or any other ownership interest in such Subsidiary to which such secured Indebtedness is owed to a Person other than us, the parent guarantor or another Subsidiary, such Lien will no longer qualify as a “Permitted Lien” pursuant to this clause (8));

(9) Liens arising in the ordinary course of business in favor of a customer;

(10) Liens associated with a sale or discount of our accounts receivable or those of the parent guarantor provided that such Lien (a) does not involve the creation of a Lien or negative pledge on any accounts receivable not so sold or discounted and (b) does not involve in the aggregate the sale or discount of accounts receivable having a book value exceeding $400,000,000;

(11) Liens arising in connection with synthetic leases which do not exceed $250,000,000 in the aggregate at any one time;

(12) Liens securing industrial revenue bonds, pollution control bonds or other similar tax-exempt bonds; and

(13) Liens associated with a sale and lease-back transaction permitted to be entered into under paragraphs (1) through (4) and (6) of “—Limitation on Sale and Lease-Back Transactions.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or any other entity, including any government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as reflected on the most recent consolidated balance sheet available to us prepared in accordance with GAAP.

“Subsidiary” of any specified Person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Notices

Notices to holders of the Notes will be made by first-class mail, postage prepaid, to the addresses that appear on the security register of the Notes. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given when delivered to the Participant for such Note (or its designee) pursuant to the customary procedures of such Participant.

Modification and Waiver

We, the parent guarantor and the trustee may amend or modify the indenture or a series of Notes without the consent of any holder of Notes in order to:

•	cure ambiguities, defects or inconsistencies;

•	make any change that would provide any additional rights or benefits to the holders of a series of Notes;

•	provide for or add additional guarantors with respect to a series of Notes;

•	secure a series of Notes or guarantee;

•	provide for uncertificated Notes in addition to or in place of certificated Notes;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for the assumption by our successor, if any, to our obligations to holders of any outstanding Notes in compliance with the provisions of the indenture;

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act; or

•	conform any provision in the indenture to this “Description of the Notes and Related Guarantee”; or

•	make any change that does not adversely affect the rights of any holder of any such series in any material respect.

Other amendments and modifications of the indenture or a series Notes, may be made with the consent of the holders of not less than a majority of the aggregate principal amount of all of the outstanding Notes of such series, and our compliance with any provision of the indenture with respect to the Notes of such series may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of all of the Notes of such series (voting together as a single class). However, no modification or amendment may, without the consent of the holder of each outstanding Note of such series affected:

•	reduce the principal amount, or extend the fixed maturity, of a series of Notes, alter or waive the redemption provisions of a series of Notes;

•	impair the right of any holder of a series of Notes to receive payment of principal or interest on such series of Notes on and after the due dates for such principal or interest;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of the Notes of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on a series of Notes;

•	waive a payment default with respect to a series of Notes or any guarantor; or

•	reduce the interest rate or extend the time for payment of interest on a series of Notes.

In executing any amendment, supplement or waiver to the Indenture, the trustee shall be entitled to receive and shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that all covenants and conditions precedent to such amendment or supplement have been satisfied and that such amendment or supplement is authorized or permitted by the Indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, together with the obligations of the parent guarantor, with respect to a series of Notes when:

•	either:

•	all the Notes of such series issued that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•

all the Notes of such series issued that have not been accepted by the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, (a “discharge”) or we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the Notes of such series to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under the indenture with respect to the Notes of such series; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture, together with the obligations of the parent guarantor, discharged with respect to the outstanding Notes of a series of Notes (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes of a series of Notes under the indenture, except for:

•

the rights of holders of the Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such Notes of such series when such payments are due solely out of the trust created pursuant to the Indenture;

•

our obligations with respect to the Notes of such series concerning issuing temporary Notes of such series, registration of transfer of Notes of such series, mutilated, destroyed, lost or stolen Notes of such series and the maintenance of an office or agency for payment for the Notes of such series payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may elect to have our obligations and the obligations of the parent guarantor released with respect to certain covenants in the indenture (“covenant defeasance”), and thereafter any failure to comply with these obligations will not constitute a default or an event of default with respect to a series of Notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default.

In order to exercise either legal defeasance or covenant defeasance with respect to a series of Notes:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the Notes of such series:

•	money in an amount;

•	U.S. Government Obligations; or

•

a combination of money and U.S. Government Obligations, in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, as a result of an Internal Revenue Service (the “IRS”) ruling or a change in applicable U.S. federal income tax law, the beneficial owners of the Notes of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and the legal defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and the legal defeasance did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the beneficial owners of the Notes of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

•

the legal defeasance or covenant defeasance, as applicable, will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all Notes of such series were in default within the meaning of such Act;

•

the legal defeasance or covenant defeasance, as applicable, will not result in a breach or violation of, or constitute a default under the indenture (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which we or the parent guarantor is a party;

•

the legal defeasance or covenant defeasance, as applicable, will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such act or exempt from registration; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance, as the case may be, have been complied with.

Unclaimed Funds

Subject to applicable law, all funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of a series of Notes that remain unclaimed for two years after the maturity date of such Notes will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture, including the guarantee, and the Notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Concerning Our Relationship with the Trustee

We maintain ordinary banking relationships and credit facilities with Citibank, N.A. and its affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following are the material U.S. federal income tax consequences to non-U.S. Holders (as defined below) of owning and disposing of the Notes purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the Notes is sold to the public, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including “Medicare contribution tax” consequences and differing tax consequences applicable to you if you are, for instance:

•	a financial institution;

•	a dealer or trader in securities;

•	holding Notes as part of a “straddle” or integrated transaction;

•	a U.S. expatriate;

•	a partnership for U.S. federal income tax purposes; or

•	a tax-exempt entity.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are such a partnership and are considering the purchase of the Notes, or if you are a partner in such a partnership, you are urged to consult your tax adviser about the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. In addition, this summary does not address any specific aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. Holder if you are a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a Note.

Payments on the Notes

Subject to the discussions below under “—Effectively Connected Income,” “—Backup Withholding and Information Reporting,” and “—FATCA,” payments of principal and interest on the Notes by the Company or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•

you certify on a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or successor form), as applicable, under penalties of perjury, that you are not a United States person; and

•	such interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the Notes is not effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the Notes generally will be subject to withholding tax at a rate of 30%, subject to an applicable income tax treaty providing for a reduced rate.

Sale, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of Notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, except that any amounts attributable to accrued interest will be treated as described above under “—Payments on the Notes.”

Effectively Connected Income

If interest or gain on a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a United States person. In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale, redemption or other disposition of a Note. You may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above under “—Payments on the Notes” will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding withheld from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Withholding may also apply to payments of proceeds of sales, redemptions or other taxable dispositions of the Notes, although under proposed regulations issued in December 2018 (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply on such payments of gross proceeds. You should consult your tax adviser regarding the effects of FATCA on your investment in the Notes.

UNDERWRITING

Citigroup Global Markets Inc., BofA Securities, Inc. and MUFG Securities Americas Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below (the “Representatives”). Subject to the terms and conditions stated in the underwriting agreement dated the date of this Prospectus Supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name below.

Underwriters	Principal Amount of 2029 Notes to be Purchased	Principal Amount of 2036 Notes to be Purchased
Citigroup Global Markets Inc.	$120,000,000	$160,000,000
BofA Securities, Inc.	102,000,000	136,000,000
MUFG Securities Americas Inc.	102,000,000	136,000,000
Goldman Sachs & Co. LLC	36,000,000	48,000,000
J.P. Morgan Securities LLC	36,000,000	48,000,000
PNC Capital Markets LLC	36,000,000	48,000,000
Scotia Capital (USA) Inc.	36,000,000	48,000,000
SMBC Nikko Securities America, Inc.	36,000,000	48,000,000
U.S. Bancorp Investments, Inc.	36,000,000	48,000,000
BMO Capital Markets Corp.	20,000,000	26,667,000
Regions Securities LLC	20,000,000	26,667,000
TD Securities (USA) LLC	20,000,000	26,666,000

Total	$600,000,000	$800,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this Prospectus Supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from their initial public offering price not to exceed 0.200% of the principal amount, in the case of the 2029 Notes, and 0.400% of the principal amount, in the case of the 2036 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from their initial public offering prices not to exceed 0.150% of the principal amount, in the case of the 2029 Notes, and 0.250% of the principal amount, in the case of the 2036 Notes. If all of a series of Notes are not sold at their applicable initial offering price, the underwriters may change the applicable offering price and the other selling terms.

We have agreed that, for a period from the date of this Prospectus Supplement to and including the closing date, we will not, without the prior written consent of the Representatives, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

It is expected that delivery of the Notes will be made to investors on or about March 2, 2026, which will be the seventh business day following the date of this Prospectus Supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day before the date of delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before the date of delivery hereunder should consult their advisors.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Us
Per 2029 Note	0.350%
Total	$2,100,000
Per 2036 Note	0.650%
Total	$5,200,000

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be $3.2 million.

Each series of Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading market for the Notes or that an active public market for the Notes will develop. If active public trading markets for the Notes do not develop, the market prices and liquidity of the Notes may be adversely affected, and your ability to transfer the Notes may be limited. If the Notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the markets for similar securities, our operating performance and financial position, general economic conditions and other factors.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and/or their affiliates have engaged in, and may in the future engage in, commercial dealings in the ordinary course of business with us or our affiliates. The underwriters and their respective affiliates may have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Citibank, N.A., the trustee under the indenture governing the Notes, is an affiliate of Citigroup Global Markets Inc. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facilities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the financing of the Entrust Acquisition, we entered into a commitment letter, dated as of January 23, 2026 (the “Commitment Letter”), with Citigroup Global Markets Inc. (the “Commitment Party”) and a joinder letter, dated as of February 12, 2026, with MUFG Bank, Ltd., Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., PNC Bank, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, U.S. Bank National Association, Bank of Montreal, Regions Capital Markets, a division of Regions Bank and The Toronto-Dominion Bank, New York (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide us financing in the aggregate amount of up to $1,400,000,000 to assist with the Entrust Acquisition. The commitments under the Commitment Letter of certain of the underwriters or their affiliates that are party thereto will be reduced on a dollar-for-dollar basis by the net proceeds of Notes offered hereby.

Additionally, Citigroup Global Markets Inc. served as a financial advisor to the Company for the Entrust Acquisition.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This Prospectus Supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This Prospectus Supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”). For these purposes, offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to buy or subscribe the Notes. Consequently, no key information document required by the UK PRIIPs Regulation (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK. This Prospectus Supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This Prospectus Supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

Further, this document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Prospective Investors in Switzerland

This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this Prospectus Supplement nor any other offering or marketing material relating to the offering, nor the Company nor the Notes have been or will be filed with or approved by any Swiss regulatory authority. The Notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the Notes will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Canada

In Canada, the Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) as applicable, and are “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this Prospectus Supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any Notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in

Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre, or the “DIFC,” and the Abu Dhabi Global Market, or “ADGM”) other than in compliance with the laws of the United Arab Emirates (and the DIFC and ADGM) governing the issue, offering and sale of securities. Further, this Prospectus Supplement does not constitute a public offer of securities in the United Arab Emirates (including the DIFC and ADGM) and is not intended to be a public offer. This Prospectus Supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Dubai Financial Services Authority or the Financial Services Regulatory Authority.

LEGAL MATTERS

Davis Polk & Wardwell LLP, New York, New York, will pass upon the validity of the Notes on behalf of us. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The financial statements of Leidos Holdings, Inc. as of January 2, 2026 and January 3, 2025, and for each of the three fiscal years in the period ended January 2, 2026, incorporated by reference in this prospectus supplement, and the effectiveness of Leidos Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Leidos Holdings, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

Leidos, Inc.

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

We or our subsidiary above may offer from time to time the securities noted above. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “LDOS.” On February 17, 2026, the last reported sale price of our common stock on the NYSE was $161.53 per share.

We or our subsidiary above may sell the securities offered under this prospectus through agents; through one or more underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale. For each offering of securities under this prospectus, we or our subsidiary above will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation, in the related prospectus supplement. See “Plan of Distribution.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 13 of our annual report on Form 10-K for the fiscal year ended January 2, 2026 which is incorporated by reference herein, as well as those risks contained or incorporated by reference in the applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2026

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We or our subsidiary identified on the cover page of this prospectus are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

Unless we have indicated otherwise, references in this prospectus to:

•	the “Company,” “Holdings,” “we,” “us” and “our” refer to Leidos Holdings, Inc., a Delaware corporation, and its existing or future consolidated subsidiaries, including Leidos, Inc.;

•	“Leidos” refer to Leidos, Inc., a Delaware corporation and the direct 100%-owned subsidiary and principal operating company of Holdings; and

•

the “securities” refer collectively to the common stock, preferred stock, debt securities, debt guarantees, warrants, purchase contracts and units offered by Holdings and the debt securities and debt guarantees offered by Leidos.

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THE COMPANY

Leidos Holdings, Inc., a Delaware corporation, is a holding company whose direct 100%-owned subsidiary and principal operating company is Leidos, Inc. We are an industry and technology leader serving government and commercial customers with smarter, more efficient digital and mission innovations. Headquartered in Reston, Virginia, with 47,000 global employees, we pursue strategic growth across five pillars: space and maritime; energy infrastructure; digital modernization and cyber; mission software; and managed health services. Our customers include the U.S. Department of War, the U.S. Intelligence Community, the U.S. Department of Homeland Security, the Federal Aviation Administration, the Department of Veterans Affairs, National Aeronautics and Space Administration and many other U.S. civilian, state and local government agencies, foreign government agencies and commercial businesses. By leveraging expertise in multiple disciplines, tailoring our services and solutions to the particular needs of our targeted markets and using advanced analytics, we work to securely deliver services and solutions that not only meet customers’ current goals, but also support their future missions.

Our principal executive offices are located at 1750 Presidents Street, Reston, Virginia 20190 and our telephone number is (571) 526-6000. Our website address is www.leidos.com. Information contained on our website does not constitute part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or our subsidiary identified on the cover page of this prospectus may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or our subsidiary identified on the cover page of this prospectus may offer. Each time we or our subsidiary identified on the cover page of this prospectus sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2026, filed with the SEC on February 17, 2026 (the “Annual Report on Form 10-K”);

•	Current Report on Form 8-K, filed with the SEC on January 26, 2026 (excluding exhibits 99.1 and 99.2) and February 17, 2026; and

•

The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March  17, 2025 that are incorporated by reference into our annual report on Form  10-K for the fiscal year ended January 3, 2025;

You may request a copy of these filings at no cost, by writing or telephoning the office of Leidos Holdings, Inc., 1750 Presidents Street, Reston, Virginia 20190, Attention: Investor Relations Department, Telephone: (571) 526-6000.

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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on our management’s belief and assumptions about the future in light of information currently available to our management. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance or achievements. There are a number of important factors that could cause our actual results to differ materially from those results anticipated by our forward-looking statements, which include, but are not limited to, those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K.

We do not undertake any obligation to update or revise any of the forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements or to conform these statements to actual results.

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USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

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DESCRIPTION OF COMMON STOCK

The following description of our common stock (the “common stock”) is a summary of the material terms of the common stock and related provisions of our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and Amended and Restated Bylaws (the “bylaws”). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the full text of our certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the Annual Report on Form 10-K on which this Description of Common Stock forms a part as Exhibits 3.1 and 3.2, respectively. The summary is also subject to the General Corporation Law of the State of Delaware (the “DGCL”). The summary is not complete.

General

Our authorized capital stock consists of 510,000,000 shares of capital stock, consisting of up to 500,000,000 shares of common stock, $0.0001 par value per share, and up to 10,000,000 shares of preferred stock, $0.0001 par value per share, issuable in one or more series. As of January 2, 2026, no shares of preferred stock are outstanding.

Common Stock

Dividend Rights

Subject to the provisions of any outstanding series of preferred stock, holders of our common stock are entitled to dividends as declared by our Board of Directors (the “Board”) from time to time.

Voting Rights

Subject to the provisions of any outstanding series of preferred stock, holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. See “Board of Directors; Removal; Vacancies.”

Preemptive Rights

Holders of our common stock have no preemptive or subscription rights.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company, holders of our common stock will be entitled to receive, pro rata, all of the Company’s remaining assets available for distribution, after satisfaction of the prior preferential rights of any preferred stock then outstanding and the satisfaction of all of the Company’s debts and liabilities.

Absence of Other Rights

There are no conversion, redemption or sinking fund provisions applicable to our common stock.

Miscellaneous

All outstanding shares of our common stock are fully paid and not liable to further calls or assessment by us.

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DESCRIPTION OF PREFERRED STOCK

We have authorized 10,000,000 shares of undesignated preferred stock. Our Board has the authority to issue shares of this preferred stock, from time to time, on terms that it may determine, in one or more series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by the DGCL. Any series of preferred stock and the terms thereof may be set forth in a certificate of designation to our certificate of incorporation providing for the issuance of the preferred stock as adopted by our Board or a duly authorized committee thereof. The issuance of shares of our undesignated preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock. We have no present intention to issue shares of our undesignated preferred stock.

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

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DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we or our subsidiary may issue. We or our subsidiary may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and principal aggregate amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which the beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

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•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligations or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without consent of holders of debt securities issued under the indenture;

•	the law that will govern the indenture and debt securities; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We or our subsidiary may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we or our subsidiary inform you otherwise in a prospectus supplement, we or our subsidiary may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we or our subsidiary will describe in the applicable prospectus supplement material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we or our subsidiary inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, we or certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

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DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Unless otherwise described in the applicable prospectus supplement, we or any of our subsidiaries may fully and unconditionally guarantee, on a senior unsecured basis, our or any of our subsidiaries’ senior debt and subordinated debt obligations.

We or our subsidiary may issue guarantees of our or any of our subsidiaries’ debt securities which may be secured or unsecured and which may be senior, subordinated or junior subordinated. Each series of guarantees will be issued under an indenture among us, the issuer of the underlying debt securities and the applicable trustee. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable: the series of debt securities to which the guarantees apply; whether the guarantees are secured or unsecured; whether the guarantees are senior or subordinated; the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and any additional terms of the guarantees. To the extent the applicable prospectus supplement or other offering materials relating to an offering of guarantees of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

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DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

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DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

•

the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

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FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We or our subsidiary identified on the cover of this prospectus may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed

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trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Holdings, the trustees, the warrant agents, the unit agents or any other agent of Holdings, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

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PLAN OF DISTRIBUTION

We or our subsidiary identified on the cover of this prospectus may sell the securities offered under this prospectus through agents; through one or more underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale. For each offering of securities under this prospectus, we or our subsidiary identified on the cover of this prospectus will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation, in the related prospectus supplement.

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VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements of Leidos Holdings, Inc. incorporated by reference in this Prospectus, and the effectiveness of Leidos Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

16

$1,400,000,000

Leidos, Inc.

$600,000,000 4.100% Notes due 2029

$800,000,000 5.000% Notes due 2036

Guaranteed by Leidos Holdings, Inc.

PROSPECTUS SUPPLEMENT

February 19, 2026

Joint Book-Running Managers

Citigroup	BofA Securities	MUFG
Goldman Sachs & Co. LLC	J.P. Morgan	PNC Capital Markets LLC
Scotiabank	SMBC Nikko	US Bancorp

Senior Co-Managers

BMO Capital Markets	Regions Securities LLC	TD Securities